Blazzard, Grodd & Hasenauer, P.C.
4401 West Tradewinds Avenue, Suite 207
Fort Lauderdale, Florida 33308
(954)771-6667

April 23, 2001

Board of Directors
First Variable Life Insurance Company
2122 York Road
Oak Brook, Illinois 60523

RE:  Opinion of Counsel - Separate Account VL of First Variable Life

Gentlemen:

You have requested our Opinion of Counsel in connection with the filing with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, of a Post-Effective Amendment to Form S-6 for the Flexible Premium Variable Life Insurance Policies to be issued by First Variable Life Insurance Company and its separate account, Separate Account VL of First Variable Life.

We have made such examination of the law and have examined such records and documents as in our judgment are necessary or appropriate to enable us to render the opinions expressed below.

We are of the following opinions:

   1. Separate Account VL of First Variable Life is a Unit Investment Trust as that term is defined in Section 4(2) of the Investment Company Act of 1940 (the "Act"), and is currently registered with the Securities and Exchange Commission, pursuant to Section 8(a) of the Act.

   2. Upon the acceptance of premiums paid by an Owner pursuant to a Contract issued in accordance with the Prospectus contained in the Registration Statement and upon compliance with applicable law, such an Owner will have a legally-issued, fully paid, non-assessable contractual interest under such Contract.

You may use this opinion letter, or a copy thereof, as an exhibit to the Registration Statement.




We consent to the reference to our Firm under the caption "Legal Opinions" contained in the Prospectus which forms a part of the Registration Statement.

Sincerely,

BLAZZARD, GRODD & HASENAUER, P.C.


By:  /S/JUDITH A. HASENAUER
   -------------------------
   Judith A. Hasenauer